Exhibit 10.10

CERTAIN CONFIDENTIAL INFORMATION (MARKED BY BRACKETS AS “[***]”) HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE OF INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is effective as of the 30th day of September, 2026 (the “Effective Date”), by and among Georgia Banking Company, Inc. (the “Company”), a bank holding company organized and existing under the laws of the State of Georgia, Georgia Banking Company (the “Bank”), a bank organized under the laws of the State of Georgia and a wholly-owned subsidiary of the Company (collectively, with the Company, the “Employer”), and Bartow Morgan, Jr., a resident of the State of Georgia (the “Executive”).

WHEREAS, the Company, the Bank and the Executive entered into that certain Employment Agreement, dated as of April 27, 2021 (the “Original Agreement”);

WHEREAS, the Executive is currently engaged as the Chief Executive Officer of the Company and the Bank; and

WHEREAS, the Company, the Bank and the Executive desire to amend and restate the Original Agreement with this Agreement;

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements hereinafter set forth and intending to be legally bound, the Company, the Bank and the Executive agree as follows:

1.            Duties.

1.1          Positions. The Executive shall be employed as the Chief Executive Officer of the Company and of the Bank and, subject to the direction of the respective Board of Directors, shall perform and discharge faithfully the duties and responsibilities of the Chief Executive Officer as provided in the bylaws of the Company and the Bank and, to the extent customarily associated with the Executive’s position, which may be assigned to the Executive from time to time in connection with the conduct of the businesses. The duties and responsibilities of the Executive shall be commensurate with the position of chief executive officer of a community bank and the position of chief executive officer of a bank holding company. The Executive shall report to the Boards of Directors of the Company and the Bank. During the Term, at appropriate intervals, the Company through its Board of Directors shall nominate the Executive as a candidate for election or re-election to its Board of Directors and vote, and recommend others vote, for the Executive for election to the Company’s Board of Directors.

1.2          Full-Time Status. In addition to the duties and responsibilities specifically assigned to the Executive pursuant to Section 1.1 hereof, the Executive shall:

(a)            subject to Section 1.3, devote substantially all of the Executive’s professional time, energy and skill during regular business hours to the performance of the duties of the Executive’s employment (reasonable vacations and reasonable absences due to illness excepted) and faithfully and industriously perform such duties;

(b)           diligently follow and assist in the implementation of all reasonable and lawful management policies and decisions communicated to the Executive by the Board of Directors; and

(c)            timely prepare (or supervise the preparation of) and forward to the Board of Directors all reports and accountings as may be reasonably requested of the Executive.

1.3          Permitted Activities. The Executive shall not during the Term be engaged professionally (whether or not during normal business hours) in any other significant business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage, but as long as the following activities do not interfere in any material respect with the Executive’s obligations to the Employer, nothing in this Agreement shall be construed as preventing the Executive from:

(a)            investing the Executive’s personal assets in any manner which will not require any material services on the part of the Executive in the operation or affairs of the entity and in which the Executive’s participation is primarily that of an investor; provided that such investment activity following the Effective Date shall not result in his owning beneficially at any time five percent (5%) or more of the equity securities of any Competing Business; or

(b)            participating in civic and professional affairs and organizations and conferences, preparing or publishing papers or books, teaching or serving on the board of directors of an entity, so long as any such participation does not interfere in any material respect with the ability of the Executive to effectively discharge his duties hereunder or result, or be likely to result, in any material breach by the Executive of the restrictive covenants set forth in Sections 5, 6, 7 or 8 of this Agreement.

1.4          No Other Agreement. The Executive shall have no employment contract or other written or oral agreement concerning employment with any Person other than the Employer during the Term.

2.             Term.     This Agreement shall remain in effect for the Term, subject to earlier termination in connection with the termination of the Executive’s employment pursuant to Section 4 hereof. If the Agreement is in effect at the end of the Initial Term, the Term shall be renewed automatically for successive twelve-month periods unless and until one party gives written notice to the other of its or his intent not to extend this Agreement with such written notice to be given not less than ninety (90) days prior to the end of the Initial Term or any such twelve (12)-month renewal period. In the event such notice of non-extension is properly given, this Agreement shall terminate at the end of the remaining Term then in effect, subject to earlier termination in connection with the termination of the Executive’s employment pursuant to Section 4 hereof. In the event that either party provides timely notice of non-renewal of this Agreement, but the Executive continues to provide services to the Employer as an employee, such post-expiration employment shall be deemed to be performed on an “at-will” basis and either party may thereafter terminate such employment with or without notice and for any or no reason and without any obligations determined by reference to this Agreement.

3.            Compensation. The Employer shall pay the Executive the following during the Term, except as otherwise provided below:

3.1            Annual Base Salary. The Employer shall pay the Executive an annual base salary of $500,000 (as in effect as of the Effective Date or as subsequently increased thereafter, the “Annual Base Salary”). The Executive’s Annual Base Salary shall be reviewed by the Board of Directors no less frequently than annually based on its evaluation of the Executive’s performance and may be increased (but not decreased) at the discretion of the Board of Directors. The Executive’s Annual Base Salary shall be payable in accordance with the Employer’s normal payroll practices (no less frequently than monthly).

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3.2           Annual Incentive Compensation. The Executive shall be eligible to receive annual bonus compensation, if any, as may be determined by, and based on performance measures established by, the Board of Directors of the Company upon the recommendation of the Compensation Committee of the Board of Directors of the Company (the “Committee”) consistent with the Employer’s strategic planning process, pursuant to any incentive compensation program as may be adopted from time to time by the Board of Directors of the Company, based on recommendations by the Committee (an “Annual Bonus”). The Executive’s minimum target Annual Bonus opportunity for any annual period shall be no less than fifty percent (50%) of the Executive’s Annual Base Salary. The performance measures for any given year shall be set by the Company Board of Directors, after consultation with the Executive, within the first ninety (90) days of the year to which the Annual Bonus opportunity relates.  Any Annual Bonus earned shall be payable in cash or pursuant to a deferred compensation plan contribution no later than March 15th of the year following the year to which the Annual Bonus relates in accordance with the Employer’s normal practices for the payment of short-term incentives. To be entitled to any payment of incentive compensation from the Employer, except as provided otherwise herein, the Executive must be employed by the Employer on the last day of the applicable year to which the Annual Bonus relates. The Company shall afford the Executive the opportunity to elect to receive payment of the Annual Bonus or any incentive compensation or any portion thereof that otherwise becomes payable in cash, in shares of Company common stock or any combination of cash and shares of Company common stock. In the event that the Executive elects to receive any incentive compensation in the form of Company common stock, the number of shares of Company common stock to be delivered to the Executive in lieu of such cash payment shall be the number of shares of the Company’s common stock having an aggregate fair market value equal to the cash that otherwise would be paid, as determined using the Market Value per Share as most recently determined by the Board of Directors in accordance with the Company’s stock incentive plan then in effect. The payment of any Annual Bonus shall be subject to any approvals or non-objections required by any regulator of the Employer.

3.3           Equity Compensation. The Executive will be eligible to participate in any stock option plan, restricted stock and long-term equity incentive plans offered by the Company to senior executives on the same basis as such other similarly situated senior executives of the Employer and terms consistent with the Executive’s position with the Employer.

3.4           Health and Life Insurance Benefits. During the Term, the Executive and the Executive’s dependents shall be eligible for participation in and shall receive all benefits under any health and welfare benefit plans, practices, policies and programs provided by the Employer, to the same extent applicable to similarly situated executives of the Employer and their eligible dependents, including treatment provided to the Executive by the “Executive Health” program, and subject to the terms, conditions and eligibility requirements (including any required premium payments or other costs) therefore as may be prescribed by the Employer and set forth in the terms of such plans, practices, policies and programs from time to time. In addition, during the Term, the Executive shall be eligible to maintain life insurance arrangements providing death benefits and/or premium payment assistance benefits to the Executive to the same extent applicable to similarly situated executives of the Employer and their eligible dependents, subject to any changes required to be made under applicable law in effect from time to time.

3.5          Business and Professional Education Expenses; Memberships. The Employer specifically agrees to reimburse the Executive, in accordance with the reimbursement policies from time to time adopted by the Board of Directors of the Employer, for reasonable and necessary business expenses incurred by the Executive in the performance of his duties hereunder; provided, however, that the Executive shall, as a condition of any such reimbursement, submit verification of the nature and amount of such expenses in accordance with such reimbursement policies and in sufficient detail to comply with rules and regulations promulgated by the United States Treasury Department. In addition, the Employer shall reimburse the Executive for educational expenses related to the Executive’s professional development and for membership in professional and civic organizations to the extent such activities are consistent with the Employer’s strategic objectives, subject in each instance to advance approval by the Board of Directors of the Bank for amounts in excess of $1,000. The Executive acknowledges that the Employer makes no representation with respect to the taxability or non-taxability of the benefits provided under this Section 3.5.

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3.6           Paid Leave. The Executive shall be entitled to no less than four (4) weeks of paid leave per calendar year, prorated for partial calendar years. The provisions of this Section 3.6 shall apply notwithstanding any less generous paid leave policy then maintained by the Employer, but the use of the Executive’s paid leave shall otherwise be determined in accordance with the Bank’s paid leave policy as in effect from time to time.

3.7          Benefits. In addition to the benefits specifically described in this Agreement, the Executive shall be entitled to such benefits as may be available from time to time to similarly situated senior executives of the Employer. All such benefits shall be awarded and administered in accordance with the Employer’s standard policies and practices.

3.8          Withholding. The Employer may deduct from each payment of compensation hereunder all amounts required to be deducted and withheld in accordance with applicable federal and state income, FICA and other withholding requirements.

3.9          Apportionment of Obligations. Except as the provisions of this Agreement expressly provide otherwise, the obligations for the payment of the amounts otherwise payable pursuant to this Section 3 and in Section 4 shall be apportioned between the Company and the Bank as they may agree from time to time in their sole discretion and in proportion to services actually rendered by the Executive for such entity; provided, however, that they must satisfy in full all such obligations in a timely manner as set forth in this Agreement regardless of any agreed-upon apportionment. The Executive’s receipt of satisfaction in full of any such obligation from the Company or the Bank shall extinguish the obligations of the other with respect to such obligation. In addition, the satisfaction of the obligations in this Section 3 and Section 4 shall be subject to any approvals or non-objections from, and any conditions or restrictions imposed by, any regulator of the Employer.

3.10        Reimbursement of Expenses; In-Kind Benefits. All expenses eligible for reimbursements described in this Agreement must be incurred by the Executive during the Term of this Agreement to be eligible for reimbursement. All in-kind benefits described in this Section 3 must be provided by the Employer during the Term of this Agreement. The amount of reimbursable expenses incurred, and the amount of in-kind benefits provided, in one taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other taxable year. Each category of reimbursement shall be paid as soon as administratively practicable, but in no event shall any such reimbursement be paid after the last day of the calendar year following the calendar year in which the expense was incurred. Neither rights to reimbursement nor in-kind benefits are subject to liquidation or exchanges for other benefits.

3.11        Clawback of Incentive Compensation. The Executive agrees to repay the gross amount (before any withholdings) of any payment of compensation previously paid or otherwise made available to the Executive under this Agreement, and rescind any vesting of equity awards awarded in connection with the such compensation or the portion thereof and return the shares or the value thereof resulting from that vesting, that are subject to recovery under any applicable law (including any rule of any exchange or service through which the securities of the Company are then traded), or any compensation recoupment policy the Company or its Affiliates may adopt form time to time, including, but not limited to, the following circumstances:

(a)           where such compensation was in excess of what should have been paid or made available because the determination of the amount due was based, in whole or in part, on materially inaccurate financial information of the Employer;

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(b)           where such compensation constitutes “excessive compensation” within the meaning of 12 C.F.R. Part 30, Appendix A;

(c)           where the Executive has committed, is substantially responsible for, or has violated, the respective acts, omissions, conditions, or offenses outlined under 12 C.F.R. Section 359.4(a)(4); and

(d)           if the Bank becomes, and for so long as the Bank remains, subject to the provisions of 12 U.S.C. Section 1831(f), where such compensation exceeds the restrictions imposed on the senior executive officers of such an institution.

The Executive agrees to return within sixty (60) days, or within any earlier timeframe required by applicable law or by any of the Employer’s recoupment policies, any such compensation payments and/or rescind any such vesting of equity awards and return the shares or the value thereof resulting from that vesting, that the Employer identifies by written notice provided pursuant to Section 13. If the Executive fails to return such compensation or shares or value thereof promptly, the Executive agrees that the amount of such compensation and/or the value of such shares may be deducted from any and all other compensation owed to the Executive by the Employer. If the Executive is then employed by the Employer, the Executive acknowledges that the Employer may take appropriate disciplinary action (up to, and including, Termination of Employment) if the Executive fails to return such compensation and/or the value of such shares. The Executive acknowledges the Employer’s rights to engage in any legal or equitable action or proceeding in order to enforce the provisions of this Section 3.11. The provisions of this Section 3.11 shall be modified to the extent, and remain in effect for the period, required by applicable law.

4.            Termination; Suspension or Reduction of Benefits.

4.1          Termination of Employment. During the Term, the Executive’s Termination of Employment under this Agreement may only occur as follows:

(a)            By the Employer:

(1)            for Cause;

(2)            without Cause (other than pursuant to Section 4.1(a)(3) below) at any time, provided that the Board of Directors of either the Company or the Bank shall give the Executive thirty (30) days prior written notice of its intent to effect his Termination of Employment; or

(3)            in the event that a regulator for the Employer requires the Executive’s removal from service as the Chief Executive Officer of the Bank and/or the Company.

A Termination of Employment of the Executive pursuant to Subsection (a)(1) or (a)(2) above shall require the affirmative vote of not less than a majority of the entire membership of the Board of Directors of the Company at a meeting of the Board of Directors called and held for such purpose (after reasonable prior notice to the Executive and an opportunity of the Executive to be heard by the Board of Directors or its designee(s)), finding, with respect to a Termination of Employment to be effected pursuant to Subsection (a)(1) that, in the good faith opinion of the Board of Directors, the Executive is guilty of conduct constituting Cause and specifying the particulars thereof in detail.

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(b)           By the Executive:

(1)            for any reason (other than pursuant to Section 4.1(b)(2)), provided that the Executive shall give the Employer thirty (30) days’ prior written notice of the Executive’s intent to effect his Termination of Employment; or

(2)            for Good Reason, provided that the Executive shall give the Employer the prior written notice described in Section 25(n).

(c)           Upon the Executive becoming subject to a Disability.

(d)           At any time upon mutual, written agreement of the parties.

(e)           Upon expiration, including non-renewal, of the Term.

(f)            Notwithstanding anything in this Agreement to the contrary, the Term shall end automatically upon the Executive’s death.

Upon Termination of Employment for any reason, the Executive shall be entitled to receive (A) the Executive’s annual base salary through Executive’s termination of employment which remains unpaid, (B) the amount, if any, of any incentive or bonus compensation earned for any completed fiscal year of the Company which has vested and not yet been paid (but only in case of (B), so long as the Executive was not terminated by the Employer for Cause), (C) any reimbursements for reasonable expenses incurred but not yet paid, and (D) any benefits or other amounts, including both cash and stock components, which pursuant to the terms of any plans, policies or programs subject to ERISA that have become earned, vested and payable, but which have not yet been paid or delivered to the Executive, including payment for any unused paid time-off (but not including amounts that previously had been deferred at the Executive’s request, which amounts will be paid in accordance with the Executive’s existing deferral directions). These obligations will be paid to the Executive in a lump sum as soon as administratively practicable and within sixty (60) days following the Executive’s termination of employment, except that any incentive or bonus compensation described in (B) above shall be paid at the same time such annual bonus would otherwise have been paid.

4.2            Severance. If, during the Term, the Executive experiences a Termination of Employment, either (a) by the Employer without Cause pursuant to Section 4.1(a)(2); or (b) by the Executive for Good Reason pursuant to Section 4.1(b)(2), then, upon his Termination of Employment, the Employer will pay severance (“Severance”) to the Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or, in the event the Executive has not designated any beneficiaries, to his estate, as the case may be:

(a)            an amount equal to the greater of (x) the amount of the Annual Base Salary to be paid for the remainder of the Term of this Agreement, payable in equal installments for the remainder of the Term (no less frequently than monthly); or (y) the amount of the Annual Base Salary at the highest rate in effect in the twelve-month period immediately preceding the Termination of Employment (at the rate in effect before any election by the Executive to defer the receipt of any such annual base salary), payable in equal installments over 12 months (no less frequently than monthly), in each case commencing immediately after Termination of Employment;

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(b)            an amount equal to the average annual bonus paid to the Executive with respect to the three (3) calendar-year period immediately preceding the Termination of Employment (including the amount of any such annual bonus that would have been paid with respect to such period but for Executive’s election to defer the receipt of such bonus), annualized for any partial year, payable in lump sum as soon as administratively practicable and within sixty (60) days after the Executive’s Termination of Employment;

(c)            payment of an amount equal to the Executive’s actual earned full-year Annual Bonus for the year in which the termination of Executive’s employment occurs, prorated based on the number of days the Executive was employed for the year, payable at the time the Executive’s Annual Bonus for the year otherwise would be paid had the Executive continued employment; and

(d)            vesting of that number of the Executive’s outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on the continued employment of the Executive through the greater of the remainder of the Term or twelve (12) months immediately following the date of termination of employment (with all performance-based awards converted first to service-based awards at target). Additionally, all of Executive’s outstanding stock options shall remain outstanding until the earlier of (i) one year after the date of termination of the Executive’s employment or (ii) the original expiration date of the options (disregarding any earlier expiration date provided for in any other agreement, including without limitation any related grant agreement, based solely on the termination of the Executive’s employment).

4.3          Change in Control. If during the Term and during the period beginning six (6) months prior to and ending twelve (12) months after the closing of a Change in Control, the Executive (a) experiences an involuntary Termination of Employment without Cause (and other than on account of the Executive’s death or Disability); or (b) voluntarily resigns effecting a Termination of Employment for Good Reason, in either such case, then, in addition to any Severance payable pursuant to Section 4.2, the Employer will pay to the Executive, or in the event of his subsequent death, to his designated beneficiary or beneficiaries, or, in the event the Executive has not designated any beneficiaries, to his estate, as the case may be, in cash in a lump sum, net of applicable tax withholdings, and subject to Section 4.5(b) and Section 22 below, as soon as administratively practicable and no later than sixty (60) days following the later of the date of the Executive’s Termination of Employment or the Change in Control:

(a)            an amount equal to the product of (x) three (3) multiplied by (y) one (1) times his Annual Base Salary at the highest rate in effect in the twelve (12)-month period immediately preceding the Termination of Employment, less the amount of severance payable under Section 4.2(a) above; and

(b)            an amount equal to the product of (x) three (3) multiplied by (y) one (1) times the average annual bonus paid to the Executive with respect to the three (3) calendar-year period immediately preceding the Termination of Employment, annualized for any partial year, less the amount of severance payable under Section 4.2(b) above.

In addition to the foregoing payments, all of the Executive’s outstanding unvested options, restricted stock and other equity-based awards that would have vested based solely on the continued employment of the Executive shall become vested in full (with all outstanding performance-based awards converted first to service-based awards at target), as of the date of the release described in Section 4.5(b) below becomes effective and non-revocable.

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4.4          Section 280G.

(a)           Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Employer to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (a “Payment”) would be subject to the excise tax (the “Excise Tax”) imposed by Section 4999 of the Code (a “Parachute Payment”), then, prior to the making of any Payment to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payment after payment of the Excise Tax to (ii) the net after-tax benefit to Executive if the Payment had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i) above is less than the amount calculated under (ii) above, then the Payment shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). In that event, cash payments shall be modified or reduced first pro rata (first with respect to any cash payments that are not subject to Section 409A of the Code and then with respect to cash payments that are subject to Section 409A of the Code) and then any other benefits (in the same order as with respect to the cash benefits). The determination of whether an Excise Tax would be imposed, the amount of such Excise Tax, and the calculation of the amounts referred to in clauses (i) and (ii) of the foregoing sentence shall be made by an independent accounting firm selected by Employer and reasonably acceptable to the Executive, at the Employer’s expense (the “Accountants”), and the Accountants shall provide detailed supporting calculations. Any determination by the Accountants shall be binding upon the Employer and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accountants hereunder, it is possible that Payments which Executive was entitled to, but did not receive pursuant to this Section 4.4, could have been made without the imposition of the Excise Tax (“Underpayment”) or that Payments which the Executive did receive pursuant to this Section 4.4 should not have been so paid (“Overpayment”). If the Employer determines that an Overpayment has been made, any such Overpayment must be treated for all purposes as a loan, to the extent permitted by applicable law, which the Executive must repay to the Company together with interest at the applicable federal rate under Code Section 7872(f)(2). If the Company determines that an Underpayment has occurred, the Accountants shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Employer to or for the benefit of the Executive no later than the end of the Executive’s taxable year next following the Executive’s taxable year in which the determination is made that the Underpayment has occurred.

(b)           Section 6 of this Agreement contains covenants of the Executive regarding him refraining from certain activities deemed harmful to the Company for a set period of time in exchange for the promises contained herein. If the Executive is deemed eligible to receive Covered Payments under this Agreement that could be subject to the Excise Tax, the Employer shall seek a valuation from the Accountants to determine the value of the covenant contained in Section 6 of this Agreement and such amount of the Payments shall be allocated to such arrangement and be excluded from treatment as a Parachute Payment. For the avoidance of doubt, it is the intention of this Agreement that the value assigned to the covenants contained in Section 6 of this Agreement by the Accountants not be considered a Parachute Payment for purposes of this Section 4.4.

(c)           In addition, if any portion of the Parachute Payments would be subject to the Excise Tax imposed by Section 4999 of the Code, after allocation of Payments to the Executive’s covenants in Section 6 as described above, then to the extent reasonably practicable and permitted by applicable law, upon the written request of the Executive, the Employer shall: (i) use all commercially reasonable efforts to obtain stockholder approval in accordance with Section 280G of the Code with respect to any Payments or benefits that the Executive elects to waive and subject the Executive’s right to receive to approval by the stockholders of the Company; and (ii) to the extent such approval is not obtained or is not requested, consult with the Executive prior to reducing any particular Parachute Payments in order to afford the Executive the opportunity to waive other Parachute Payments, to the extent permitted by Section 409A of the Code.

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(d)           Any determination required under this Section 4.4 shall be made in writing in good faith by the Accountants. The Employer and the Executive shall provide the Accountants with such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4.4. For purposes of making the calculations and determinations required by this Section 4.4, the Accountants may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Accountants’ determinations shall be final and binding on the Employer and the Executive. The Company shall be responsible for all fees and expenses incurred by the Accountants in connection with the calculations required by this Section 4.4.

(e)           The Executive and the Company shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for the Excise Tax.

4.5          Effect of Termination of Employment.

(a)           Upon the Executive’s Termination of Employment hereunder for any reason, the Employer shall have no further obligations to the Executive or the Executive’s estate with respect to this Agreement, except for the payment of any amount earned and owing under this Agreement and any payment set forth in Section 4.2 or 4.3, if applicable.

(b)           Notwithstanding any other provision of this Agreement to the contrary, as a condition to receipt of any amount in connection with the Executive’s Termination of Employment, the Executive must execute on or after the Executive’s Termination of Employment (and not timely revoke during any revocation period provided pursuant to such release), prior to the sixtieth (60th) day following the date of the Executive’s Termination of Employment, a release and non-disparagement agreement in the form provided by the Employer. No payments set forth in Section 4.2 or 4.3 shall be made unless and until such release and non-disparagement agreement becomes effective and non-revocable; all such payments scheduled to be made prior to that time shall be held and accumulated and paid as soon as administratively practicable and no later than the first payroll period after such release and non-disparagement agreement becomes effective and non-revocable. Notwithstanding the foregoing, if the period for considering and revoking such release spans more than one calendar year, no payments set forth in Section 4.2 or 4.3 shall be made until the subsequent calendar year to the extent necessary to comply with Section 409A of the Code.

(c)           Notwithstanding any provision in the Agreement to the contrary, to the extent necessary to avoid the imposition of tax on the Executive under Code Section 409A, any payments that are otherwise payable to the Executive within the first six (6) months following the effective date of Termination of Employment, shall be suspended and paid as soon as practicable following the end of the six-month period following such effective date or, if earlier, the Executive’s death, if the Executive is determined to be a “specified employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) of the Employer (or any related “service recipient” within the meaning of Code Section 409A and the regulations thereunder). Any payments suspended by operation of the foregoing sentence shall be paid as a lump sum within thirty (30) days following the end of such six-month period or, if earlier, the Executive’s death.

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(d)           Any actual or constructive termination of the Executive’s employment which does not rise to the level of a Termination of Employment shall not entitle the Executive to any of the payments or benefits described in Section 4.

(e)           If the Executive is a member of the Board of Directors of either the Company or the Bank or holds any other office with the Employer or related entities, and the Executive’s employment terminates for any reason whatsoever, the Executive shall immediately resign from his position(s) on the Board(s) of Directors, effective as of the date his employment is terminated.

(f)            Notwithstanding anything contained in this Agreement to the contrary, no payments shall be made pursuant to Section 4 or any other provision herein in contravention of the requirements of Section 18(k) of the Federal Deposit Insurance Act (“FDIA”) (12 U.S.C. 1828(k)).

4.6           Regulatory Action.

(a)            If the Executive is removed and/or permanently prohibited from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(4) and (g)(1)), all obligations of the Employer under this Agreement shall terminate, as of the effective date of such order, except for the payment of Annual Base Salary due and owing under Section 3.1 on the effective date of said order, and reimbursement under Section 3.5 of reasonable expenses incurred prior to the effective date of termination that are reimbursable under the Employer’s applicable expense reimbursement policy.

(b)            If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Employer’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the FDIA (12 U.S.C. 1818(e)(3) and (g)(1)), all obligations of the Employer under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Employer shall reinstate any of its obligations which were suspended to the extent permitted by applicable law.

(c)            If the Employer is in default (as defined in Section 3(x)(1) of the FDIA), all obligations under this Agreement shall terminate as of the date of default, but the vested rights of the parties shall not be affected.

(d)            If the FDIC is appointed receiver or conservator under Section 11(c) of the FDIA (12 U.S.C. 1821(c)) of the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such receivership or conservatorship, other than any rights of the Executive that vested prior to such appointment. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(e)            If the FDIC provides open bank assistance under Section 13(c) of the FDIA (12 U.S.C. 1823(c)) to the Employer or any depository institution controlled by the Employer, but excluding any such assistance provided to the industry generally, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such assistance, other than any rights of the Executive that vested prior to the FDIC action. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

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(f)            If the FDIC requires a transaction under Section 13(f) or 13(k) of the FDIA (12 U.S.C. 1823(f) and (k)) by the Employer or any depository institution controlled by the Employer, the Employer shall have the right to terminate all obligations of the Employer under this Agreement as of the date of such transaction, other than any rights of the Executive that vested prior to the transaction. To the extent the Employer is or encompasses a depository institution, any vested rights of the Executive may be subject to such modifications that are consistent with the authority of the FDIC.

(g)            Notwithstanding the timing for the payment or delivery of any severance amounts described in Sections 4.2 and 4.3, no such payments shall be paid or become effective, as applicable, that require the concurrence or consent of the appropriate federal banking agency of the Employer pursuant to 12 C.F.R. Section 359 prior to the receipt of such concurrence or consent. The Employer shall have the obligation to submit an application to pay or deliver such payment to the appropriate federal banking agency within fifteen (15) business days of the Executive’s right to such payment arising and shall provide a copy of such application to the Executive. Any payments suspended by operation of this Section 4.6(g) shall be paid as a lump sum within thirty (30) days following receipt of the concurrence or consent of the appropriate federal banking agency of the Employer or as otherwise directed by such federal banking agency.

(h)            All obligations under this Agreement are further subject to such conditions, restrictions, limitations and forfeiture provisions as may separately apply pursuant to any applicable state banking laws and are intended to be applied in a manner that complies with Section 409A of the Code.

4.7           Additional Benefits Upon a Change in Control. Upon a Change in Control, the Employer will provide additional benefits or additional equity compensation, payable in a lump sum payment, and/or the vesting of equity compensation, in an aggregated amount equal to $2.6 million, subject to such performance or other metrics as may be determined by the Board of Directors of the Company, which shall be payable as soon as administratively practicable and within sixty (60) days following a Change in Control.

5.            Employer Information.

5.1          Ownership of Employer Information. All Employer Information received or developed by the Executive or by the Employer while the Executive is employed by the Employer will remain the sole and exclusive property of the Employer.

5.2          Obligations of the Executive. The Executive agrees:

(a)            to hold Employer Information in strictest confidence;

(b)           not to use, duplicate, reproduce, distribute, disclose or otherwise disseminate Employer Information or any physical embodiments of Employer Information to any unauthorized recipient; and

(c)            in any event, not to take any action causing, or fail to take any action necessary in order to prevent, any Employer Information from losing its character or ceasing to qualify as Confidential Information or a Trade Secret;

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notwithstanding anything in this Agreement to the contrary, (A) nothing in this Agreement, including but not limited to the release, or other agreement prohibits the Executive from reporting possible violations of law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress and any agency Inspector General (the “Government Agencies”), or communicating with Government Agencies or otherwise participating in any investigation or proceedings that may be conducted by Government Agencies, including providing documents or other information; (B) the Executive does not need the prior authorization of the Employer to take any action described in (A), and the Executive is not required to notify the Employer that he has taken any action described in (A); and (C) neither this Agreement nor the release limits the Executive’s right to receive an award for providing information relating to a possible securities law violation to the Securities and Exchange Commission. Further, notwithstanding the foregoing, the Executive will not be held criminally or civilly liable under any federal, state or local trade secret law for the disclosure of a trade secret that (x) is made (i) in confidence to a federal, state or local official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (y) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, if the Executive is suing the Employer for retaliation based on the reporting of a suspected violation of law, he may disclose a trade secret to his attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the Executive does not disclose the trade secret except pursuant to court order. This Section 5 shall survive for a period of two (2) years following termination of this Agreement for any reason with respect to Confidential Information, and shall survive termination of this Agreement for any reason for so long as is permitted by applicable law, with respect to Trade Secrets.

5.3          Delivery upon Request or Termination. Upon request by the Employer, and in any event upon the Executive’s Termination of Employment with the Employer, the Executive will promptly deliver to the Employer all property belonging to the Employer and its Affiliates, including, without limitation, all Employer Information then in the Executive’s possession or control.

6.            Non-Competition. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive covenants and agrees that the Executive shall not (except on behalf of or with the prior written consent of the Employer), within the Area, either directly or indirectly, on the Executive’s own behalf or in the service or on behalf of others, perform for any Competing Business any services which are the same as or essentially the same as the services the Executive provided for the Employer. The Executive acknowledges that the Employer conducts its business within the Area, that the Executive will perform services for and on behalf of the Employer within the Area, and that this Section 6 (and the definition of the Area) is a reasonable limitation on the Executive’s ability to compete with the Employer.

7.            Non-Solicitation of Customers. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive covenants and agrees that the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, divert or appropriate or attempt to solicit, divert or appropriate, any business from any of the Employer’s customers, correspondents or other sources of or purchasers of loans of the Employer, including prospective customers or prospects actively sought by the Employer, with whom the Executive has or had material contact during the last two (2) years of the Executive’s employment with Employer, for purposes of providing products or services that are competitive with those provided by the Employer.

8.            Non-Solicitation of Employees. The Executive agrees that during the Executive’s employment by the Employer hereunder, and in the event of the Executive’s Termination of Employment, regardless of the reason, for a period of twenty-four (24) months thereafter, the Executive covenants and agrees that the Executive will not (except on behalf of or with the prior written consent of the Employer) on the Executive’s own behalf or in the service or on behalf of others, solicit, recruit or hire away or attempt to solicit, recruit or hire away, any employee of the Employer with whom the Executive had material contact during the last two (2) years of the Executive’s employment, whether or not such employee is a full-time employee or a temporary employee of the Employer, such employment is pursuant to written agreement, for a determined period, or at will.

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9.            Mutual Non-Disparagement. The Employer agrees that during the Term and for a period of twenty-four (24) months thereafter, Employer will not issue any statement (written or oral) that could reasonably be perceived as disparaging to the Executive. The Executive agrees that during the Term and for a period of two years thereafter, he will not make any statement (written or oral) that could reasonably be perceived as disparaging to the Employer or any person or entity that he reasonably should know is an affiliate of the Employer.

10.          Remedies. The Executive agrees that the covenants contained in Sections 5 through 9 of this Agreement are of the essence of this Agreement; that each of the covenants is reasonable and necessary to protect the business, interests and properties of the Employer, and that irreparable loss and damage will be suffered by the Employer should the Executive breach any of the covenants. Therefore, the Executive agrees and consents that, in addition to all the remedies provided by law or in equity, the Employer shall be entitled to a temporary restraining order and temporary and permanent injunctions to prevent a breach or contemplated breach of any of the covenants. Furthermore, in addition to any other remedies, the Executive agrees that any violation of the covenants in Sections 5 through 9 will result in the immediate forfeiture of any remaining payment that otherwise is or may become due under Section 4.2 or 4.3, if applicable. The Executive further agrees that should he breach any of the covenants contained in Sections 5 through 9 of this Agreement, no further amounts will be paid to the Executive pursuant to Section 4 and the Executive shall repay to the Employer the gross amounts (before withholdings) of any amounts previously received by the Executive pursuant to Section 4 that are attributable to that portion of the payments paid for the period during which the Executive was in breach of any of the covenants contained in Sections 5 through 9 of this Agreement. The Employer and the Executive agree that all remedies available to the Employer or the Executive, as applicable, shall be cumulative.

11.          Severability. The parties agree that each of the provisions included in this Agreement is separate, distinct and severable from the other provisions of this Agreement and that the invalidity or unenforceability of any Agreement provision shall not affect the validity or enforceability of any other provision of this Agreement. Further, if any provision of this Agreement is ruled invalid or unenforceable by a court of competent jurisdiction because of a conflict between the provision and any applicable law or public policy, the provision shall be redrawn to make the provision consistent with, and valid and enforceable under, the law or public policy.

12.          No Set-Off by the Executive. The existence of any claim, demand, action or cause of action by the Executive against the Employer whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Employer of any of its rights hereunder.

13.          Notice. All notices, requests, waivers and other communications required or permitted hereunder shall be in writing and shall be either personally delivered, sent by reputable overnight courier service or mailed by first class mail, return receipt requested, to the recipient at the address below indicated:

If to the Employer:	Georgia Banking Company, Inc.
Attn: Chairman
1776 Peachtree Street NW, Suite 300
Atlanta, Georgia 30309

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If to the Executive:	Bartow Morgan, Jr.
[***]
[***]

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. All such notices, requests, waivers and other communications shall be deemed to have been effectively given: (a) when personally delivered to the party to be notified; (b) when sent by confirmed facsimile to the party to be notified; (c) five (5) business days after deposit in the United States Mail postage prepaid by certified or registered mail with return receipt requested at any time other than during a general discontinuance of postal service due to strike, lockout, or otherwise (in which case such notice, request, waiver or other communication shall be effectively given upon receipt) and addressed to the party to be notified as set forth above; or (d) two (2) business days after deposit with a national overnight delivery service, postage prepaid, addressed to the party to be notified as set forth above with next-business-day delivery guaranteed. A party may change its or his notice address given above by giving the other party ten (10) days’ written notice of the new address in the manner set forth above.

14.          Assignment. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Employer, as applicable, including without limitation, a purchaser of all or substantially all the assets of the Employer. If the Agreement is assigned pursuant to the foregoing sentence, the assignment shall be by novation and the Employer shall have no further liability hereunder, and the successor or assign, as applicable, shall become the “Employer” hereunder, but the Executive will not be deemed to have experienced a Termination of Employment by virtue of such assignment. The Agreement is a personal contract and the rights and interest of the Executive may not be assigned by the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive and the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

15.          Waiver. A waiver by one party to this Agreement of any breach of this Agreement by any other party to this Agreement shall not be effective unless in writing, and no waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

16.          Mediation. Except with respect to Sections 5, 6, 7, 8, 9, and 10 above, and as provided in Section 17 hereof, if any dispute arises out of or relates to this Agreement, or a breach thereof, and if the dispute cannot be settled through direct discussions between the parties, the parties agree to first endeavor to settle the dispute in an amicable manner by mediation under the Commercial Mediation Rules of the American Arbitration Association before resorting to any other process for resolving the dispute.

17.          Applicable Law and Choice of Forum. This Agreement shall be construed and enforced under and in accordance with the laws of the State of Georgia, except to the extent governed by the laws of the United States of America in which case federal laws shall govern. The parties agree that any appropriate state court located in Fulton County, Georgia or federal court for the Northern District of Georgia shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement shall be a proper forum in which to adjudicate such case or controversy. The parties consent and waive any objection to the jurisdiction or venue of such courts.

18.          Mitigation. The Executive shall not be required to mitigate the amount of any payment the Employer becomes obligated to make to the Executive in connection with this Agreement, by seeking other employment or otherwise. Except as specifically provided above with respect to the health care continuation benefit, the amount of any payment provided for in this Agreement shall not be reduced, offset or subject to recovery by the Employer by reason of any compensation earned by the Executive as the result of employment by another employer after any Termination of Employment, or otherwise.

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19.          Interpretation. Words importing any gender include all genders. Words importing the singular form shall include the plural and vice versa. The terms “herein,” “hereunder,” “hereby,” “hereto,” “hereof” and any similar terms refer to this Agreement. Any captions, titles or headings preceding the text of any article, section or subsection herein are solely for convenience of reference and shall not constitute part of this Agreement or affect its meaning, construction or effect.

20.          Entire Agreement. Except with respect to Section 3.3(b) of the Original Agreement, which will remain in full force and effect, this Agreement embodies the entire and final agreement of the parties on the subject matter stated in this Agreement and amends and replaces the Original Agreement. No amendment or modification of this Agreement shall be valid or binding upon the Employer or the Executive unless made in writing and signed by all parties. All prior understandings and agreements relating to the subject matter of this Agreement are hereby expressly terminated.

21.          Rights of Third Parties. Nothing herein expressed is intended to or shall be construed to confer upon or give to any person, firm or other entity, other than the parties hereto and their permitted assigns, any rights or remedies under or by reason of this Agreement.

22.          Survival. The obligations of the parties pursuant to Sections 3.11, 4.2, 4.3, 5 through 10, 16, and 17, as applicable, shall survive the Executive’s Termination of Employment hereunder for the period designated under each of those respective sections.

23.          Representation Regarding Restrictive Covenants. The Executive represents that the Executive is not and will not become a party to any non-competition or non-solicitation agreement or any other agreement which would prohibit the Executive from entering into this Agreement or providing the services for the Employer contemplated by this Agreement on or after the Effective Date. In the event the Executive is subject to any such agreement, this Agreement shall be rendered null and void and the Employer shall have no obligations to the Executive under this Agreement.

24.          Indemnification. To the fullest extent permitted by law, the Company shall indemnify the Executive with respect to any actions, proceedings, investigations, or inquiries (collectively, “Actions”) commenced against or relating to the Executive in his capacity as an officer, director, executive, agent or fiduciary or former officer, director, executive, agent or fiduciary of the Company, or any affiliate thereof, for which the Executive may render service in such capacity, whether by or on behalf of the Company, its shareholders or third parties, including, without limitation, any governmental agent or entity, and the Company shall advance to the Executive on a timely basis an amount equal to the reasonable fees and expenses incurred in defending such Actions, after receipt of an itemized request for such advance, and an undertaking from the Executive to repay the amount of such advance, with interest at a reasonable rate from the date of the request, as determined by the Company, if it shall ultimately be determined that Executive is not entitled (as a matter of law or by judicial determination) to be indemnified against such expenses. This indemnity shall survive any termination of employment under this Agreement and is in addition to and not in limitation of any other right to indemnification or exoneration to which the Executive is entitled at law, or under the governing organizational documents and/or policies of the Company. The Company agrees to use its best efforts to secure and maintain officers’ and directors’ liability insurance, including coverage for the Executive.

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25.          Definitions. Whenever used in this Agreement, the following terms and their variant forms shall have the meanings set forth below:

(a)            “Affiliate” shall mean any entity which controls, is controlled by, or is under common control with another entity. For this purpose, “control” means ownership of more than fifty percent (50%) of the ordinary voting power or value of the outstanding equity securities of an entity.

(b)            “Agreement” shall mean this Agreement and any exhibits incorporated herein together with any amendments hereto made in the manner described in this Agreement.

(c)            “Area” shall mean the greater of the State of Georgia or a radius of twenty (20) miles from each office maintained by the Employer as of the Effective Date. It is the express intent of the parties that the Area as defined herein is the area where the Executive performs services on behalf of the Employer under this Agreement. In the event that the Employer expands the geographic reach of its business, the definition of Area shall expand to include the additional territory.

(d)            “Board of Directors” shall mean the board of directors of the Bank or the Company or both, as the context indicates, and, where appropriate, includes any committee thereof or other designee.

(e)            “Business of the Employer” shall mean the business conducted by the Employer, which is the business of commercial and consumer banking.

(f)            “Cause” shall mean:

(1)            a material breach of the terms of this Agreement by the Executive not cured by the Executive within twenty (20) business days after his receipt of Employer’s written notice thereof, including, without limitation, a material failure by the Executive to perform the Executive’s duties and responsibilities in the manner and to the extent required under this Agreement which the Board of Directors believes does or is likely to result in material harm to the Employer or any of its Affiliates;

(2)            any act by the Executive of fraud against, material misappropriation from, or material dishonesty to either the Company or the Bank which the Board of Directors believes does or is likely to result in material harm to the Employer or any of its Affiliates;

(3)            conviction of the Executive of a crime involving breach of trust or moral turpitude or any felony;

(4)            conduct by the Executive that amounts to willful misconduct, gross and willful insubordination, gross neglect or inattention to or any intentional material failure to perform the Executive’s duties and responsibilities hereunder, including prolonged absences without the written consent of the Board of Directors; provided that the nature of such conduct shall be set forth with reasonable particularity in a written notice to the Executive who shall have ten (10) days following delivery of such notice to cure such alleged conduct, provided that such conduct is, in the reasonable discretion of the Board of Directors, susceptible to a cure;

(5)            the exhibition of a standard of behavior within the scope of or related to his employment that is materially disruptive to the orderly conduct of the Employer’s business operations (including, without limitation, substance abuse, sexual harassment or sexual misconduct);

(6)            receipt of any form of notice, written or otherwise, that any regulatory agency having jurisdiction over the Employer intends to institute any form of formal or informal regulatory action against the Executive; or

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(7)            the Executive’s removal and/or permanent prohibition from participating in the conduct of the Employer’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) and (g)(1)).

(g)            “Change in Control” shall mean if, at any time after the Effective Date, any of the following events shall have occurred:

(1)            Any person becomes a beneficial owner (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities of the Company; provided, however, that the event described in this Subsection (g)(1) will not be deemed a Change in Control by virtue of any holdings or acquisitions: (i) by the Company or any of its subsidiaries, (ii) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries; provided that such holdings or acquisitions by any such plan (other than any plan maintained under Section 401(k) of the Code) or related trust do not exceed fifty percent (50%) of the total voting power of the then outstanding voting securities of the Company, (iii) by any underwriter temporarily holding securities of the Company pursuant to an offering of such securities or (iv) pursuant to a Non-Qualifying Transaction (as defined below);

(2)            The consummation of a merger, consolidation, statutory share exchange or similar transaction that requires adoption by the Company’s shareholders (a “Business Combination”), unless immediately following such Business Combination: (x) more than fifty percent (50%) of the total voting power of the outstanding voting securities of the corporation resulting from such Business Combination (the “Surviving Corporation”), or, if applicable, the ultimate parent corporation that, directly or indirectly, has beneficial ownership (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), of one hundred percent (100%) of the total voting power of the outstanding voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by securities that were outstanding immediately before such Business Combination (or, if applicable, is represented by shares into which such voting securities were converted pursuant to such Business Combination), and (y) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination are Incumbent Directors (as defined below) at the time the Board of Directors approved the execution of the agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (x) and (y) above will be deemed a “Non-Qualifying Transaction”);

(3)            Consummation of a plan of liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets, in either event other than a Non-Qualifying Transaction; or

(4)            During any twelve (12)-month period, Incumbent Directors cease to constitute a majority of the members of the Board of Directors.

For purposes of this Section 25(g), the term “Incumbent Director” means, as of any date of determination, an individual who is either (a) a member of the Board of Directors as of the effective date of the adoption of this Agreement or (b) a member who becomes a member of the Board of Directors subsequent to the date of the adoption of this Agreement whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least sixty percent (60%) of the then Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which that person is named as a nominee for director, without objection to that nomination), but excluding, for that purpose, any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a-11 of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board of Directors.

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Notwithstanding the foregoing, none of the foregoing events will constitute a “Change in Control” unless the event qualifies as a change in the ownership or effective control of the Company, or in a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code.

(h)            “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(i)            “Competing Business” shall mean any entity (other than the Employer and its Affiliates) that is conducting business that is the same or substantially the same as the Business of the Employer.

(j)            “Confidential Information” means data and information relating to the business of the Employer and its Affiliates (which does not rise to the status of a Trade Secret) which is or has been disclosed to the Executive or of which the Executive became aware as a consequence of or through the Executive’s relationship to the Employer and its Affiliates and which has value to the Employer and its Affiliates and is not generally known to its competitors. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Employer or its Affiliates, provided that such public disclosure shall not be deemed to be voluntary when made without authorization by the Executive or any other employee of Employer, or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.

(k)            “Disability” shall mean that the Executive suffers from a physical or mental disability or infirmity that qualifies him for disability benefits under any accident and health plan maintained by the Employer that provides income replacement benefits due to disability or, if the Employer does not maintain such a plan, the Executive’s inability to perform the essential functions of the Executive’s job for a period of ninety (90) or more days, with or without reasonable accommodation, as a result of a physical or mental disability or infirmity, as reasonably determined by the Employer.

(l)            “Employer Information” means Confidential Information and Trade Secrets.

(m)            “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, as such law, rules and regulations may be amended from time to time.

(n)            “Good Reason” shall mean any of the following which occurs on or after the Effective Date:

(1)            a material reduction of the Executive’s Annual Base Salary or Annual Bonus opportunity from its then current rate without the Executive’s consent, other than a reduction that also is applied to substantially all other executive officers of the Employer and the Executive’s reduction is substantially proportionate to, or no greater than, the reduction applied to substantially all other executive officers; or

(2)            a material diminution in the authority, responsibilities or duties of the Executive as in effect immediately after the Effective Date, or the assignment to the Executive of duties that are materially inconsistent with Executive’s authority, duties or responsibilities as in effect immediately after the Effective Date, in either case without the Executive’s consent;

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(3)            the relocation of the Executive to any principal place of employment other than Atlanta, Georgia, or any requirement that Executive relocate his residence other than to the Atlanta, Georgia metropolitan area, without the Executive’s express written consent to either such relocation; or

(4)            any material failure by the Company or the Bank to comply with the terms of this Agreement;

provided, however, that in each case of the above, the Executive must provide written notice to the Company of the occurrence of such action within sixty (60) days after the action first occurs, and the Executive shall only have Good Reason to terminate his employment if the Employer fails to correct such action within thirty (30) days following receipt of such notice. If the Employer does so fail to correct such action, the Executive must give the Employer at least twenty (20) business days advance written notice of the Executive’s effective date of resignation due to such Good Reason, and Executive must terminate employment within ninety (90) days after the Employer fails to correct such action.

(o)            “Initial Term” shall mean that period of time commencing on the Effective Date and running until the earlier of (1) December 31, 2029, or (2) any earlier termination of employment of the Executive under this Agreement as provided for in Section 4.

(p)            “Person” shall mean any individual, corporation, bank, credit union, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(q)            “Term” shall mean the Initial Term and all subsequent extension periods.

(r)            “Termination of Employment” shall mean a termination of the Executive’s employment where either (1) the Executive has ceased to perform any services for the Employer and all affiliated companies that, together with the Employer, constitute the “service recipient” within the meaning of Code Section 409A and the regulations thereunder (collectively, the “Service Recipient”) or (2) the level of bona fide services the Executive performs for the Service Recipient after a given date (whether as an employee or as an independent contractor) permanently decreases (excluding a decrease as a result of military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Executive retains a right to reemployment with the Service Recipient under an applicable statute or by contract) to no more than twenty percent (20%) of the average level of bona fide services performed for the Service Recipient (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36)-month period (or the full period of service if the Executive has been providing services to the Service Recipient for less than thirty-six (36) months). Termination of Employment shall be construed consistent with the definition of a “separation from service” within the meaning of Section 409A of the Code.

(s)            “Trade Secrets” means Employer or Affiliate information including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential customers or suppliers which:

(1)            derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

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(2)            is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(t)            “Wingshooter” shall mean Wingshooter Acquisition Corp, a Georgia corporation.

26.            Deferred Compensation. It is intended that any payment or benefit which is provided pursuant to or in connection with this Agreement which is considered to be deferred compensation subject to Section 409A of the Code shall be paid and provided in a manner, and at such time and form, as complies with the applicable requirements of Section 409A of the Code to avoid the unfavorable tax consequences provided therein for non-compliance.  Accordingly, notwithstanding any other provision of this Agreement, the Employer is authorized to amend this Agreement to amend or void any election made by the Executive under this Agreement and/or to accelerate or delay the payment of any monies and/or provision of any benefits in such manner as may be determined by it to be reasonably necessary or appropriate to comply, or to evidence or further evidence required compliance, with Section 409A of the Code.  Neither the Employer nor the Executive shall take any action to accelerate or delay the payment of any monies and/or provision of any benefits in any manner which would not be in compliance with Section 409A of the Code.  For purposes of this Agreement, (i) all rights to payments and benefits hereunder shall be treated as rights to receive a series of separate payments and benefits to the fullest extent allowed by Section 409A of the Code, and (ii) termination of employment shall mean a “separation from service” within the meaning of Section 409A of the Code.  In addition, any payments made under Sections 3 and 4 of this Agreement which are paid on or before the last day of the applicable period for the short-term deferral exclusion under Treasury Regulation § 1.409A-1(b)(4) are intended to be excluded under such short-term deferral exclusion. Any remaining payments under Sections 3 and 4 are intended to qualify for the exclusion for separation pay plans under Treasury Regulation § 1.409A-1(b)(9) to the maximum extent applicable. Nevertheless, if the Executive is deemed on the date of separation from service with the Employer to be a “specified employee”, within the meaning of that term under Code Section 409A(a)(2)(B) and using the identification methodology selected by the Employer from time to time, or if none, the default methodology, then with regard to any payment or benefit that is required to be delayed for six (6) months in compliance with Section 409A(a)(2)(B) of the Code, such payment or benefit shall be paid on the earlier of (i) the first day of the seventh (7th) month measured from the date of Executive’s separation from service or (ii) the date of Executive’s death. In the case of benefits required to be delayed under Section 409A of the Code, Executive may pay the cost of benefit coverage, and thereby obtain benefits, during such six (6) month delay period and then be reimbursed by the Company thereafter on the first day of the seventh (7th) month following the date of Executive’s separation from service or, if earlier, on the date of Executive’s death. Additionally, notwithstanding anything in this Agreement to the contrary, if any payment or benefit that constitutes nonqualified deferred compensation subject to Section 409A is conditioned upon the Executive’s execution, delivery, and non-revocation of a release of claims or separation agreement, and the period during which Executive may consider, execute, or revoke such release or separation agreement begins in one taxable year and ends in the following taxable year, then such payment or benefit shall be made or commence in the second taxable year, regardless of the year in which Executive actually executes and delivers the release or separation agreement. In all events, payment shall not be made or commence until the release or separation agreement has become effective and irrevocable. To the extent any reimbursement, in-kind benefit, or similar payment under this Agreement constitutes nonqualified deferred compensation subject to Section 409A: (i) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any taxable year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) reimbursement shall be made no later than the last day of the Executive’s taxable year following the taxable year in which the expense was incurred; and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit. Notwithstanding any other provision of this Agreement, neither the Employer nor its subsidiaries or affiliates shall be liable to the Executive or any other person if any payment or benefit which is to be provided pursuant to this Agreement and which is considered deferred compensation subject to Section 409A of the Code fails to comply with, or be exempt from, the requirements of Section 409A of the Code.

[Signature Page Follows]

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IN WITNESS WHEREOF, each of the Company and the Bank has caused this Agreement to be signed by its duly authorized officer and the Executive has affixed Executive’s signature hereto as of the date first shown above.

Georgia Banking Company, Inc.:

By:	/s/ Sarah Borders
Sarah Borders
Chair

Georgia Banking Company:

By:	/s/ Sarah Borders
Sarah Borders
Chair

Executive:

/s/ Bartow Morgan, Jr.
Bartow Morgan, Jr.

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